                                  EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                       Three Months Ended
                                       Mar. 31    Mar. 31
                                        2004       2003
                                      --------   --------
               Thousands of Dollars, except ratio amounts)
Income before income taxes            $ 45,920   $ 18,898
Share of undistributed losses from
  50%-or-less-owned affiliates,
  excluding affiliates with
  guaranteed debt                        1,781        350
Amortization of capitalized interest       337        699
Interest expense                        11,391     10,161
Interest portion of rental expense         225        314
                                      --------   --------
Earnings                              $ 59,654   $ 30,422
                                      ========   ========
Interest                              $ 11,505   $  9,834
Interest portion of rental expense         225        314
Interest expense relating to
  guaranteed debt of 50%-or-less-
  owned affiliates                         106        126
                                      --------   --------
Fixed Charges                         $ 11,836   $ 10,274
                                      ========   ========
Ratio of Earnings to Fixed Charges        5.04       2.96
                                      ========   ========